Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2021, except for the revision to the segment information disclosure in Note 1 as to which the date is July 16, 2021, with respect to the consolidated financial statements as of and for the years ended December 31, 2020 and 2019 of Support.com, Inc. which appears in the Prospectus included in the Registration Statement on Form S-1 (No. 333-259247) of Greenidge Generation Holdings, Inc.

/s/ Plante & Moran, PLLC

Denver, Colorado

October 14, 2021